Exhibit 99.1
PRESS RELEASE

Contact: Angela Davied
NIC Inc.
(913) 754-7054
adavied@egov.com

NIC Inc. Acquires Denver-based Complia

Acquisition expands NIC’s licensing expertise with a new
technology platform exclusively for government regulation of cannabis and hemp industries

OLATHE, Kan. - May 6, 2019 - NIC Inc. (Nasdaq: EGOV), the leading provider of digital government services, today announced it has acquired Complia, one of the nation’s main providers of a technology platform for government regulation of the cannabis and hemp industries. The acquisition expands NIC’s professional licensing capabilities, which also include dozens of tailored licensing services across the United States, a custom cannabis regulatory system for the state of Oregon, and an enterprise licensing and permitting platform for the state of Illinois.

“Licensing is a very important function of government,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “The Complia technology platform is extremely scalable and NIC will be able to expand its capabilities to provide licensing for other highly regulated industries. We have a long history of providing innovative, convenient licensing solutions for state government and their constituents. This is just another example of our mission to be a comprehensive service provider and trusted partner of government.”

Currently, 33 states have legalized medical marijuana, which includes 10 states and Washington, D.C. that have also legalized recreational marijuana. In addition, the 2018 Farm Bill legalized hemp as an agriculture commodity and removed it from the list of federal controlled substances. Complia’s cannabis and hemp licensing technology platform serves three primary aspects of cannabis regulation: business licensing, patient and caregiver registration, and employee credentialing. The cloud-based platform is highly configurable, integrates seamlessly with NIC’s payment processing system as well as third-party seed-to-sale systems, and can be deployed rapidly, typically within 30-45 days after a contract is signed.

“All of us at Complia are very excited to join the NIC family,” said Alex Valvassori, one of Complia’s three founders. “NIC is known throughout the country as the leader of the digital government industry. Combining their citizen-centric, innovative solutions with Complia’s cannabis regulatory platform will only continue to reinforce that NIC is the best choice for government to provide industry-leading digital government solutions.”

Founded in 2015, Complia currently has contracts to provide their technology platform to four states, with NIC serving as the payment processor. This acquisition is a purchase of the entire business, and all employees will become NIC employees, including Complia’s three founders: Alex Valvassori, who will serve as an NIC General Manager; Harikrishnan Gopalakrishna, who will serve as a Senior Director of Technology at NIC; and Ramesh Babu, who will serve as a Director of Operations at NIC. The Company will further discuss the acquisition during NIC’s Q1 2019 earnings announcement scheduled for 4:30 p.m. EDT, today, Mon., May 6. The webcast will be available at http://www.egov.com/investor-relations.

About NIC
NIC Inc. (Nasdaq: EGOV) launched the digital government industry in 1992, and continues to lead it, providing a secure and robust payment processing platform and thousands of digital government solutions across a network of more than 6,000 federal, state, and local government agencies. In addition, NIC is one of the nation’s leading providers of outdoor recreation solutions, with 1 out of 6 hunting and fishing licenses in the United States sold using an NIC service. The Company also launched the nation’s first personal assistant for government and comprehensive mobile platform, Gov2Go®, and recently launched the innovative, data-driven prescription drug monitoring platform, RxGov®. More information is available at www.egov.com.